September 18, 2000


Pep Boys Completes New $368 Million Credit Facilities

Plans to Retire Convertible Debt with Cash

The Pep Boys - Manny, Moe & Jack (NYSE: "PBY") announced that it has completed the restructuring of its revolving line of credit and certain operating leases. The new facilities, which will be secured primarily with the Company's merchandise inventory, will provide up to $368,000,000 in credit availability.

The new $225,000,000 revolving line of credit, which has an interest rate equal to the London Interbank Offered Rate ("LIBOR") plus 1.75%, replaces the $125,000,000 facility, which had an interest rate of LIBOR plus 1.90%.

The new $143,000,000 of operating leases, which have an interest rate equal to LIBOR plus 1.85%, replaces $143,000,000 of leases, which had an interest rate of LIBOR plus 2.27%.

The Company plans to repurchase, in cash, the zero coupon convertible Liquid Yield Option Notes ("LYONs") that can be put back to the Company in September 2001. The Company may repurchase the LYONs in the open market, from time to time, prior to the put date.

Pep Boys is the nation's leading full-service automotive aftermarket chain with 665 stores and nearly 7,000 service bays in 37 states and Puerto Rico.



Note: Certain statements made herein, including those discussing management's expectations for future periods, are forward-looking and involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements due to factors beyond the control of the Company, including the strength of the national and regional economies and retail and commercial consumers' ability to spend, the health of the various sectors of the market that the Company serves, the weather in geographical regions with a high concentration of the Company's stores, competitive pricing, location and number of competitors' stores and product and labor costs. Further factors that might cause such a difference include, but are not limited to, the factors described in the Company's filings with the Securities and Exchange Commission





Contact: George Babich, Senior Vice President & CFO
3111 West Allegheny Avenue, Philadelphia, PA  19132
Phone:  215-430-9720    Fax:  215-223-5267
E-mail address: investorrelations@pepboys.com
Internet:http://www.pepboys.com